Exhibit 10.4

HANGER, INC.

Performance Share Unit Agreement for Executives

THIS AGREEMENT (this “Agreement”) is made by and between HANGER, INC., a Delaware corporation (the “Company”), and the employee (“Employee”) identified on the Company’s online electronic list of persons to whom a grant of Performance Share Units has been made by the Company.

W I T N E S S E T H:

WHEREAS, the Company desires to award to the Employee Performance Share Units relating to the Company’s common stock, par value $.01 per share (the “Common Stock”), under the Company’s Special Equity Plan (the “Plan”) in consideration for the Employee’s service to the Company and its Affiliates.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do agree as follows:

1.                                      Award of Performance Share Units.  Subject to the terms and conditions of this Agreement and the Plan, the Employee is granted Performance Share Units relating to the number of shares of Common Stock as set forth on the Company’s online electronic list as being granted to the Employee (hereinafter such units are referred to as the “Target Performance Share Units”) as of the date shown on the Company’s online electronic list as being the date of grant to the Employee (the “Grant Date”).

2.                                      Performance Share Units Non-Assignable and Non-Transferable.  Each Performance Share Unit and all rights under this Agreement shall be non-assignable and non-transferable other than by will or the laws of descent and distribution in accordance with the Plan and may not be sold, pledged, hypothecated, assigned or transferred, except only as to such shares of Common Stock, if any, which have been issued in settlement of the Performance Share Units upon vesting pursuant to the terms of the Plan and this Agreement.  The foregoing prohibition against transfer or assignment, together with the obligation to forfeit the Performance Share Units upon (i) termination of service with the Company and/or its Affiliates as set forth in Section 3 of this Agreement, (ii) failure to achieve the performance goal set forth in Section 4 of this Agreement and/or (iii) a breach by Employee of the confidentiality provisions as set forth in Section 10 of this Agreement, are herein collectively referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Performance Share Units.

3.                                      Termination of Employment.  In the event of the Employee’s termination of employment with the Company and its Affiliates prior to the date shares of Common Stock are issued in settlement of any Performance Share Units (i) by reason of total and permanent disability (within the meaning of Code Section 409A) or death, (ii) by the Company without “Cause” (as defined by the Employee’s Employment Agreement with the Company), or (iii) by reason of “Retirement” (as defined by Employee’s Employment Agreement with the Company), the Employee shall remain eligible to become vested in the Performance Share Units in accordance with Section 4 of this Agreement.  In the event of the Employee’s termination of employment with the Company and its Affiliates prior to the date shares of Common Stock are issued in settlement of any Performance Share Units (i) by the Employee for any reason other than Retirement or (ii) by the Company for Cause, all Performance Share Units shall be forfeited and cancelled as of the date of such termination of employment.  Notwithstanding the foregoing, to the extent the Employee’s Employment Agreement provides for more favorable treatment to the Employee upon a termination of employment, the Employment Agreement shall govern the treatment of the Performance Share Units.

4.                                      Vesting of Performance Share Units.  Subject to Section 3, the Employee may vest in up to the maximum number of Performance Share Units listed below on the third anniversary of the Grant Date based on the level of achievement of the 3-year absolute Common Stock price compounded annual growth rate (“CAGR”).  The percentage of Performance Share Units that vest will be interpolated on a linear basis for CAGR results between the Threshold and Target and Target and Maximum.  If achievement is below the Threshold level, no Performance Share Units will vest. The achievement of the 3-year CAGR and the number of Performance Share Units that vest shall be determined by the Committee.

	CAGR Result on 3rd Anniversary of Grant Date	Percent of Target Performance Share Units that Vest
Threshold	10%	50%
Target	20%	100%
Maximum	30% or above	200%

5.                                      Issuance of Shares.  As soon as practicable (but not more than thirty (30) days) after Performance Share Units vest under this Agreement (subject to any six-month delay to the extent required to comply with the provisions of Code Section 409A applicable to specified employees), the Company shall issue a number of shares of Common Stock to the Employee equal to the number of Performance Share Units that have vested.  The Company shall issue a certificate or certificates evidencing such shares of Common Stock in the name of the Employee or shall make an appropriate book entry.

6.                                      Change of Control. If a Change of Control occurs prior to the settlement of the Performance Share Units, then the Performance Share Units shall be treated as provided in Employee’s Employment Agreement with the Company, or, if (a) the Employee does not have an Employment Agreement or (b) the Employee’s Employment Agreement does not address the treatment of the Performance Share Units on the Change of Control, then the Target Performance Share Units shall vest or, if greater, the number of Performance Share Units corresponding to the performance result calculated as of immediately prior to the Change of Control.  Any Performance Share Units not deemed vested upon the Change of Control shall be cancelled.

7.                                      Limitation of Rights.

(a)  No Right to Continue as an Employee.  Neither the Plan nor the grant of the Performance Share Units shall constitute or be evidence of any agreement or understanding, express or implied, that the Employee has a right to continue as an employee of the Company or any of its subsidiaries for any period of time, or at any particular rate of compensation.

(b)  No Stockholder’s Rights as to Performance Share Units.  The Employee shall have no rights as a stockholder with respect to the shares of Common Stock subject to Performance Share Units granted hereunder until the date such shares are issued to the Employee, and no adjustment will be made for any dividends or other rights for which the record date is prior to the date of the vesting of the Performance Share Units.  After Performance Share Units have vested, the Employee will be entitled to receive shares of Common Stock subject to the Performance Share Units that have vested and shall be entitled to receive a payment equal to any dividends or other rights for which the record date is on or after the vesting of the Performance Share Units.

(c)  Restrictions on Sales of Shares.  By accepting the grant of the Performance Share Units, the Employee agrees not to sell any shares of Common Stock acquired in connection with the Performance Share Units other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

8.                                      Taxes.  The Employee (and not the Company or any Affiliate) shall be responsible for the Employee’s federal, state, local or foreign tax liability and any of the Employee’s other tax consequences that may arise as a result of the transactions contemplated by this Agreement.  The Employee shall rely solely on the determinations of the Employee’s own tax advisors or the Employee’s own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.  To the extent that the receipt, vesting or settlement of the Performance Share Units, or other event, results in income to the Employee for federal, state or local income tax purposes, the Employee shall deliver to the Company or its Affiliate at the time the Company or its Affiliate is obligated to withhold taxes in connection with such receipt, vesting, settlement or other event, as the case may be, such amount as the Company or its Affiliate requires to meet its withholding obligation under applicable tax laws or regulations, and if the Employee fails to do so, the Company shall not be obligated to deliver any shares of Common Stock to the Employee and shall have the right and authority to deduct or withhold from other compensation payable to the Employee an amount sufficient to satisfy its withholding obligations.

9.                                      Incorporation by Reference.  The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Agreement.  Capitalized terms used in this Agreement and not defined shall have the meanings given in the Plan.

10.                               Confidentiality.  The Employee acknowledges that the information, observations, data and trade secrets (collectively, “Confidential Information”) obtained or created by him or her during the course of his or her employment with the Company or its Affiliates concerning the business or affairs of the Company or any of its Subsidiaries or Affiliates are the property of the Company.  For purposes of this Agreement, “trade secret” means any method, program or compilation of information which is used in the business of the Company or any of its Subsidiaries or Affiliates, including but not limited to:  (a) techniques, plans and materials used by the Company or any of its Subsidiaries or Affiliates, (b) marketing methods and strategies employed by the Company or any of its Subsidiaries or Affiliates, and (c) all lists of past, present or prospective patients, customers, suppliers and referral sources of the Company or any of its Subsidiaries or Affiliates.

The Employee agrees that he or she will not disclose to any unauthorized person or entity nor use for his or her own account any of such Confidential Information without the prior written consent of the Chairman or President of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Employee’s acts or omissions to act or become known to the Employee lawfully outside the scope of his or her employment with the Company or its Affiliates.  The Employee agrees to deliver to the Company at the termination of his or her employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or any of its Subsidiaries or Affiliates which the Employee may then possess or have under his or her control.

All of the terms and conditions of this Agreement are hereby confirmed, ratified, approved and accepted by the Company and by the Employee, who has accepted this Agreement and its terms pursuant to Employee’s electronic submission of Employee’s confirmation of this Agreement in accordance with the instructions contained on the online website maintained for the benefit of the Company for grants of Performance Share Units by the Company.